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SCHEDULE 14A

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On October 20, 2025, Tesla, Inc. (“Tesla”) posted on X, a copy of which is attached hereto as Exhibit 1. On October 19, 2025, Tesla Chief Designer Franz von Holzhausen appeared on the “Ride the Lightning” podcast to discuss, among other things, Master Plan Part IV and his role in Tesla’s evolution. A copy of the transcript of the interview is attached hereto as Exhibit 2. Between October 17, 2025 and October 20, 2025, Elon Musk posted on X, copies of which are attached hereto as Exhibit 3.

Additional Information and Where to Find It

Tesla has filed with the U.S. Securities and Exchange Commission (the ”SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders are able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in the Definitive Proxy Statement commencing on pages 130 and 152, respectively, and is available here. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Definitive Proxy Statement commencing on page 160 and is available here.

Exhibit 1

Exhibit 2

Ryan McCaffrey: On this week’s episode of Ride the Lighting the Tesla and EV podcast, Tesla Chief Designer Franz von Holzhausen sits down with me – yes, again – to discuss Master Plan Part IV, his role as the Company evolves, Tesla’s rarest paint colors and so much more.

[…]

Ryan McCaffrey: What’s happening, friends? I, of course, am Ryan McCaffrey, and this is the 533rd episode of Ride the Lightning, the Tesla and EV podcast coming at you every single week for the past 10 plus years. This one’s being released on October 19th, 2025. And I am just back from Los Angeles. What a privilege this week, as you’ve already gathered from the intro there, I once again had the extremely good fortune of getting to go visit and sit down with Franz von Holzhausen, the Chief Designer at Tesla, at his design studio in LA.

I know Episode 500. He was my big guest for Episode 500. That was only 33 short weeks ago, but yes, he is back. I’m so grateful really to be very sincere for a minute, anytime I get the opportunity to sit down with him or any of these folks at Tesla, I know it’s a rare privilege, and I try not to take that for granted. I know it might not seem – you might be like, well, rare, he was just here 6 months ago! It is still a very rare privilege, even though I’ve had the extreme good fortune now of sitting down with Franz twice in one year.

I flew down for a day trip. Just I’m fortunate to be in the San Francisco area, so it’s a quick, quick down and back for me. This interview was recorded this past Tuesday, so that’s October 14th, so if anything crazy has happened in the world of Tesla since then, that’s why it’s not addressed on this episode. Flew down on Tuesday and as always, Franz was extremely gracious with his time. I also want to extend a big thank you to long time Listener Matt Para for once again doing some really awesome post-production work on the audio of the interview to get it sounding as good as possible. His help is so appreciated. Now, I’ve put time codes in the episode description if you would like to jump around to any specific topics, but I hope you will enjoy the interview in its entirety that’ll be coming up in just a few minutes.

But first I do have a couple of quick housekeeping things. First, I hope that all of you who are kindly supporting this podcast, supporting my work here on my Patreon page enjoyed this week’s Lightning round bonus Mini episode, which was a chat with long time listener and Patreon backer Kevin Yank who talks about life as a Tesla owner in Australia, which I had a great time talking to him and just getting his perspective on Tesla life in a completely different spot. I talk a lot about how – I am very much living in the Tesla bubble for better and for worse, right my that is my perspective on the Tesla verse, is from right here in what used to be the headquarters, still the home of the Fremont factory. Still where four of the five Teslas get manufactured. And Kevin has his own unique perspective, being an enthusiast and Tesla owner in Australia. So, we had a good time chatting there. I’ve – once a month – I’ve been trying to spotlight a different listener, different Patreon backer, because I just like talking to people about their Tesla stories. So, if you’re with me on Patreon at that $10 per month level or higher, I hope you’ll enjoy that one. If you’re not already with me on Patreon, a reminder that all the tiers of the Patreon get early access to each week’s episode, which means those of you on Patreon already got early access to this episode this new, I think surprise it’s fair to call it surprise, interview with Franz von Holzhausen. So, you can join my Patreon and get early access to whatever the next Tesla executive interview is. If and when the time comes that I’m lucky enough to get another one, so you can visit my Patreon page found at patreon.com/Teslapodcast.

Also, if you are planning to keep your EV, Tesla or otherwise, beyond the manufacturer’s warranty, I very much encourage you to check out X Care from my friends at Accelerate Auto. As I told you last week, I just bought a new policy, so I had a three-year extended plan extended, warranty service with them. That three years is up, I’ve renewed it again because my wife and I do plan to keep our 2018 Model 3 performance for at least three more years, probably a lot more than three more years if everything goes OK with the car, but now, even if it doesn’t, we are covered now. Also, I realize that Tesla. Does offer their own extended service agreement now, so I know you’re saying well, hey, I should price shop both. Yes, you should, but X Care is actually a better value, in my humble opinion, than Tesla’s because it covers your Tesla six years past your four-year 50,000-mile warranty from Tesla. That’s two years longer than their own ESA, and it also covers way more than Tesla’s extended plan does. Like the battery and drive units for example. So, they are Tesla owners themselves, Tesla former employees, in fact. So, if you’re considering an extended Service plan on your Tesla or other EV, you owe it to yourself to compare the two, and to do so, and shop X Care for your Tesla, just go to xcare.com. That’s xcare.com and they have a new off menu, 18 month pilot offer no interest on the payments for your plan for 18 months, so to take advantage of that and or request a custom quote, give him a call, you’ll get a human, not an AI, not a robot. 1-800-655-3509 again, that’s xcare.com. The number one ranked EV protection plan according to, and this is true, Grok and ChatGPT. You ask them and that’s the answer you’re going to get.

Alright, it is time for the main event. My fourth interview overall with Franz von Holzhausen, second one of 2025, covering, as you heard at the top Master Plan Part IV, his future role at Tesla as the Company’s ambitions and intentions evolve, autonomy versus cars with steering wheels, paint color trivia, all kinds of fun stuff covered in this 59 minute interview. I hope you enjoy it and when it’s over, I will come back and give you some parting thoughts, some other few little things to wrap up, but for now, enjoy the interview with Franz.

[…]

Ryan McCaffrey: Twice in one year, I’m back at the Tesla design center with the great Franz von Holzhausen, the Chief Designer at Tesla. Thanks for having me back, Franz.

Franz von Holzhausen: Lucky me, right?

Ryan McCaffrey: Yeah, pretty soon I’m going to need a desk here.

Franz von Holzhausen: I know, right?

Ryan McCaffrey: You’re going to have to set me up so.

Franz von Holzhausen: Move you right in. No problem.

Ryan McCaffrey: So, there’s, even though we just talked six or seven months ago for Episode 500. Thank you again for that by the way that was such a fun way to celebrate that little milestone of mine. I’ve got a, there’s a million new things to talk to you about.

Franz von Holzhausen: Just a few, yeah.

Ryan McCaffrey: Let’s start with kind of the most urgent topic. We got a big vote coming up. Big shareholder vote coming up, Master Plan Part IV, it’s all tied together, and it focuses a lot on Sustainable Abundance. That’s kind of the key phrase now through robotics, through autonomy. Elon talked a lot on the last earnings call about really as what I interpreted as a hard pivot to focus on those things. But my initial reaction to it as a Tesla shareholder, Tesla owner, Tesla fan, and I saw a lot of this in the Tesla Community, was that it seemed like it was a little lacking in details compared to the previous Master Plans, which were pretty concrete. So, why are you excited about Master Plan Part IV and sort of how is Tesla going to get this done? And that’s a big question.

Franz von Holzhausen: We’ll do it in Tesla fashion of course. I’m excited about it. This is I think like you said, hard pivot. I’m not sure it’s, for me it doesn’t feel like hard pivot.

Ryan McCaffrey: Okay.

Franz von Holzhausen: It feels like we’ve been working towards this for quite a long time. We’ve been, you know, working on autonomy, you know, humanoid robots, maybe it’s new. But it’s been newish, but it’s been something we’ve been working in the background on. And you know our FSD concept is just improving, you know, month over month, week over week.

Ryan McCaffrey: Yeah.

Franz von Holzhausen: For many years now. And so, I feel like this is just a continuation of all those really great things that we’ve been working on and from a design perspective, we’ve been developing our products to accommodate autonomy and energy. Obviously, you know it’s the, the continued improvements in energy. So, so it doesn’t feel necessarily new, just feels like this is we’ve gotten FSD now to a point where we’re really confident in its continued, you know, path to removing the driver completely from the experience and you know rolling that out in a robotaxi service with our Cybercab, that we’re, you know, working on. We debuted that like a few days ago a year ago you know.

Ryan McCaffrey: Yeah, 10/10. It’s already been a quick year, yeah.

Franz von Holzhausen: Yeah, so amazing how fast time flies. But you know, we’ve been developing that idea for a while. So, I think to me, it feels like the, the work that we’ve been doing has been leading to this and leading up to this since almost the beginning. You know, we, when we set out and we’re designing Model 3 back in, you know the early teens, you know, if you look at that car and where our headspace was, we were designing that, you know already around this idea of autonomy.

Ryan McCaffrey: Right, no instrument cluster.

Franz von Holzhausen: Yeah, there’s no instrument cluster in front of the driver, that you could remove the wheel and pedals, and you would have it, you know, equally balanced interior on both sides. And that was a big vision of that interior direction. And you see that continue forward and just you know and hopefully waiting and waiting in a way for full self-driving to become a reality. With that, we could remove the wheel, and we would have this design set up. And I think, you know, with the infotainment screen in the middle becoming the hero of the interior, it was really – that vision was alive, you know, 10 years ago. So now it’s really coming to fruition. Now our products are, you know, really falling. They’re really optimized now for the software stack that’s enabling this full self-driving experience. And you know that same, a lot of the same hardware, and honestly the firmware software as well, is you know going into the robot as well, so into Optimus.

Ryan McCaffrey: I am very much of the opinion, so you know, I fell in love with this Company because of the cars and your beautiful design work and just how fun and thrilling these cars are, and certainly, I’m of the opinion that that society is still going to want, even if, ultimately, they don’t necessarily need, cars with inputs, because autonomy is fully capable. But I feel like we’re going to need 10-20 years’ worth of new cars in new segments that people can actually drive themselves. So, will there be new vehicles, not just variants of you just launched a couple of big new variants which we’ll talk about later with the Standard 3 and Standard Y, but are you going to be going into any new vehicle segments here in the next 5 to 10 years? Because I love your work, your team’s work and I want to see, I want to see you guys cook some more.

Franz von Holzhausen: I mean, of course we will continue to design great products. The focus is really going to be around autonomy, but just because it’s autonomous vehicle doesn’t mean that style goes out the window, or that your impression and your experience when you’re inside the vehicle, or how you feel about it, whether it’s owned vehicle or your kind of leasing time with it. We’ll always maintain an incredibly high bar and high standard for, you know, just good design and aesthetics that are pleasing and things that you actually love can love like we have been doing with our products along, so you know, however the path forward goes, I think you can kind of rest assured that we’ll continue to maintain a high bar for a beautiful product and that nothing about that will change.

Ryan McCaffrey: So, Lars called, recently called, the new Roadster, the last great driver’s car. Is that going to be the last steering wheel you ever designed? Are there going to be future Tesla’s released with steering wheels, steering inputs in them?

Franz von Holzhausen: I think you have to wait and see, but I think you know on our immediate horizon right now, you know that, that statement from Lars is probably correct. You know I think autonomy is coming like an avalanche, and I think we’re in a position where we won’t, as a company, be able to keep up with the kind of the demand of that. And I think that’s where, you know, as a company, we can do the best to society by serving the kind of crazy demand and need that autonomy will have and the ability to bring transportation and kind of democratized transportation for people that are underserved currently. People that can’t afford to get from A to B. Or, you know, can no longer drive or handicapped, or, you know, older bad vision. Whatever, I think suddenly will be those people will find a freedom that maybe they once had and now can have again. Or they never had, they aspired to have it but just were never financially able to get there. And suddenly, unlocking that ability, I mean that it’s that that that in a way is a more grand vision than you know an affluent person being able to drive, you know, down the street, I think. So not to say that we’re not going to, you know, focus on all means of transportation. I think the importance of, like I said, democratizing transportation is huge in our vision right now.

Ryan McCaffrey: Because like for me it’s you guys seem to have certainly the financial resources to do both, to do, to keep making new cars, new segments for people that want to drive sometimes or go autonomous other times. Versus, I guess the way I’ve interpreted the messaging from Elon and the Company so far is that it’s really going to be almost 100% focused on autonomy.

Franz von Holzhausen: I mean, I think that’s the right interpretation.

Ryan McCaffrey: Alright, so Roadster really is going to be the last great driver’s car from Tesla.

Franz von Holzhausen: It will be a great driver’s car for sure; will it be the last one, I don’t know.

Ryan McCaffrey: I don’t have to paint you to that corner, I guess, although those were Lars’ words, not mine.

Franz von Holzhausen: Yeah, sure. And they’ll remain Lars’ words. But, you know, you never say never. But, I think Roadster will be an amazing driver’s car, amazing car that really looks at the limit of physics. We’ve talked about that in relation to Roadster for many years now, and I think we’ve really gotten to a point where we are going to be achieving that kind of standard that we set up.

Ryan McCaffrey: I’ll come back to that later, but I want to cover these kinds of higher-level things that more people than just me care about. So, kind of tying this all into Master Plan Part IV – you got these this big share like I have seen, this huge, huge push from you guys like getting the word out. You guys want everybody, all the shareholders to vote here coming up. Now is the time.

Franz von Holzhausen: Yeah. I mean it’s I think it’s, I think it’s really important both from, you know a Tesla perspective, but also just from you know all the things we just mentioned about the great things that we can do with the you know to improve the labor force or transportation, energy, AI bringing all those together only happens if we get, you know, this vote approved with Elon’s leadership. Like look, we wouldn’t, Tesla wouldn’t be here today without Elon’s leadership with the EV kind of revolution and the revolution in energy would not really exist if it wasn’t for Tesla, Tesla and like, honestly like Elon’s leadership so. And I think in order to incentivize him to like, continue to push on behalf of Tesla like that, that these things need to be approved. You know, we just urge everybody to get out there and vote. It’s incredibly easy. I just did it. It like takes seconds of your time.

Ryan McCaffrey: Yeah, I got a thing in the mail, and I got an e-mail to log in and do it. It’s they seem like they’ve made it, made it pretty simple to do.

Franz von Holzhausen: Yeah, and it is. And I think it’s, you know that you get this stuff from other companies that you know, maybe you’re invested in and kind of don’t ever pay attention to it, but I think this one’s really important, and I think it’s worth taking the extra 10 seconds out of your life to you know if you invested in Tesla, then these things should be important to you, and if you want Tesla to continue to be successful, we need Elon’s leadership so.

Ryan McCaffrey: So, what would, I’m curious, you mean you know, I’m just a big fan of your work specifically. I just, I love both my Model 3 performances. What would your role in Master Plan Part IV be? I mean, obviously you’re doing design work on Optimus, but can you kind of speak a little higher level as to sort what your next 5 to 10 years, not any sort of specific, but just sort of higher level.

Franz von Holzhausen: Like I was explaining before you know we need the vessels that put people into to get them from A to B. If we’re talking about autonomy and self-driving and you know, I think if you’re still owning a vehicle, you want that vehicle to be beautiful and great, and all the things that you love about your current cars, you know, we’ll continue to develop and expand on that, and those cars can be put into service or used by yourself, you know and you get time back through autonomy to focus on other things, you know, like the time that you spend driving now could be in traffic especially, you know, just horrible. That time can be given back to you to use as you please for entertainment. For rest, for work, whatever, whatever you deem. So, we want to continue to create the space for that. But I think you know transportation it and vehicle design it, it’s a little bit like fashion and architecture where you know you it, there’s a representation of your own character in the things that you spend good money on that represent you and like and you want to feel good about those things and you want to feel like you made a great decision both, you know, internally and also I think be viewed as making a great decision.

And we want to be able to deliver that. So our world will continue to work on the products like Cybercab and you know the Robovan and products like that, that continue to bring this vision of transportation and you know whether it’s singular or mass transportation, in a really futuristic and beautiful way and you know whether we continue to develop Roadster and Roadster versions down the road that are exciting to own and drive you know, who knows where the regulations go. Maybe one day, you know, we’ll be regulated out of being able to drive on roads except for private areas, which then, you know, we’ll need vehicles to do that. So, for me, it’s a really exciting opportunity to be in the, you know, the very forefront of establishing what this new experience is going to be like. I don’t think it’s going to be like cattle in a back of a van or, you know, like, you know, economy class in an airline or anything like that, we want to make it a really great experience and I think you know, Cybercab is the beginning, just the, you know, touching the toe into the waters of where you know, futuristic transportation can take you exactly.

Ryan McCaffrey: Yeah, the lounge style seats, the 20, I believe 24-inch display in there, which is in the in what is the smallest Tesla. At least since the original Roadster, right. It’s got the, it’s got the biggest screen out of any of the cars. Yeah, that’s, you guys, your team does the UI too, right? Not just on the outside of the cars, but also the on the software side.

Franz von Holzhausen: Yeah, we work on like all the components that people come in contact with, and you know. Whether it’s, you know, the contents that that we put on the website, the website itself, the experiences that you have in the user interface, I think you know all that is a part of the overall design and the design language that we want to offer and where there’s many groups that are touching all of that. And I think you know, we’re trying to bring that to together in a really cohesive element where the overall experience from the first touch point to sitting in the space to the interaction, the experience that you have is fun and enjoyable, that you love your experience and you know, I was just talking to somebody who got a Tesla recently, and I think they’re they can’t ever imagine themselves going back because they’ve had this experience now that just is not served to them. And by any other manufacturer in any other way. And you know, they just can’t imagine that they haven’t had this experience in their life already in their transportation environment and can’t imagine ever leaving it, you know? And that’s amazing to hear that, you know, because we think we are doing it right and we’re always asking how do we do it better. But it’s great to step back and hear the impact that I have.

Ryan McCaffrey: It’s one common thing that I hear. I’m sure you do too, from, you know, you’ve got other manufacturers that are making some pretty good EV’s out there now, but the common thing seems to be for most of them, the software, it’s just it’s just not as good as it is in the Tesla in every, in various shapes and forms.

Franz von Holzhausen: Yeah. And I think, you know, we work really hard on that part as well as all the other pieces. And I think we really tried to bring an experience that’s unrivaled and is fun and, you know, interactive and has a sense of humor. You know, it’s an appliance, but we want to make it not really an appliance and make it like an experience that you remember and you want to talk to your friends about and laugh about and have a good time and something that you want to get back into and keep on rolling, you know.

Ryan McCaffrey: I know you mentioned earlier that you’ve been working towards autonomy for years and that is evident in even on the software side on the UI. But as we get closer and closer to full, full autonomy and not having to sit in the driver’s seat and monitor the car. Is the UI as we see it fairly indicative of what that full autonomous experience is going to be like, or do you do you envision a-?

Franz von Holzhausen: Oh, I think you’ll see an improved like user experience I think yeah, that really focuses on the time, but how you want to spend it? Yeah, not necessarily reporting back about what the car is doing. You can think of it like when you’re on a train or plane. Like what other things that are important to you. You check in on your destination. Are you going to be there on time? Do you need to look at the map all the time? You know, some people sit there and stare at the screen in front of them and just watch them out. But I think you know most part you’re, you’re kind of checked out and you’re doing work or you’re, you know, watching a movie or playing a game or something that so we will offer all of those things and make that experience just refreshing and fun.

Ryan McCaffrey: So related to autonomy, it would be journalistic malpractice if I did not take the opportunity here getting to sit with you, to go to bat for my fellow new Model 3 owners, new Model S owners, new Model X owners that have AI4 cars that don’t have a front bumper camera on the car. I know this is kind of more of a Lars thing. Maybe we just call him up right now and bug him and just put the phone next to the mic. But it’s seemingly being utilized for FSD to make the autonomous driving experience better. It’s nice, just as a convenience when you’re parking in your garage, you’re at a curb stop. So, can we please get a paid, no, it’s not expecting anything free here. A retrofit for those of us with new Model 3, new Model S, new Model X that want to pay you money to have that front bumper camera because my car is less than a year old and it’s got hardware 4. Theoretically it’s got all the ports in the FSD computer. Franz, please.

Franz von Holzhausen: I’ll talk to Lars.

Ryan McCaffrey: You got to make this happen for me. You’re like the number two guy in the company.

Franz von Holzhausen: We’ll see. We’ll see. We’ll see what we can do for sure.

Ryan McCaffrey: Alright, we can bug Lars later. So, you guys put out a little Master Plan Part IV little sizzle video when the plan was announced. I know you’ve been asked about this before, but again I’ve got to throw my question in here. I have to figure that you go over, you approve every frame of that video before it goes out.

Franz von Holzhausen: I know where you-

Ryan McCaffrey: Of course, you know where this is going. So, in the background, there’s a Cybercab—I think it might even be a clay model of Cybercab in the foreground—but then in the background, up on racks, are what appear to be sort of smaller scale, one of my listeners called it a “cybe- urban,” sort of a Cybertruck, but in SUV form. So, are you going to be doing more with the Cybertruck platform?

Franz von Holzhausen: I think this is uh- maybe we’ve like set a precedent beyond what kind of we expected anything that comes out of the studio is going into production. And you know, we’re constantly looking at all sorts of iterations and ideas for all our products. A lot of those never see the light of day. A lot of them are good ideas that go on a shelf; maybe they surface, maybe they don’t. So, you know that was some exploration we had done years ago, and yeah, we’ll see. I mean it’s interesting to hear the demand for it, and maybe that demand.

Ryan McCaffrey: That’s what I’m talking about with new market segments. It seems like, you know there’s still, there really isn’t pretty much an electric minivan out there, there’s a lot of families that want something like that. There are smaller pickups, and there are, you know ten times better than I do obviously, and there’s certainly a market for a larger, three-row, seven- or eight-seat passenger SUV that the Cybertruck platform seems like it could be a great fit for that.

Franz von Holzhausen: Yeah, I know. This is something we get all the time: “Why aren’t you making this?” or “Why aren’t you making that?” If we chased all of those, we would be making 100 different types of vehicles. You know, I think inhibiting ourselves from doing great, as opposed to maybe doing all those things really well, but it would be tough to make them all really great. I think focusing on a few really great things, especially as we move into autonomy, where I don’t know that you need everything in the kitchen sink to achieve that plan. For us, being able to really create a few great products has always been our thing, and you know I think we’ll continue on that path.

Ryan McCaffrey: Is that more of a sort of a design look?

Franz von Holzhausen: I don’t know that we need to hit every niche. You see a lot of manufacturers that do that, and they spend a lot of energy. It costs energy, time, and brain cells to go into doing all these niche things that last a year or two, and you make a few of them and they quickly go by the wayside. They’re experiments sometimes. For us, just focusing on the real core pieces that really make the most sense is you know where we’re set up to do what we can do really well.

Ryan McCaffrey: Well one market you are serving maybe now that you hadn’t before, to an extent, is in China—the Model YL. So, a six-seat, a little more luxurious, got the captain’s chairs, and it seems to have enormous demand in China. So far, it seems to be off to an absolutely flying start.

Franz von Holzhausen: It’s a really great product. We spent a lot of time looking at that and optimizing. We didn’t want to make the car too big; we wanted to keep it still affordable and really make the third-row experience I think better than any of our third-row experiences to date. We had a lot of experience come out of Model X, that’s you know, understanding how people use the second and third rows and how they get around inside the vehicle to get there. The space demands people wanted, and we optimized the long wheelbase for Model Y and came up with a really compelling, good design that is clearly so far really successful.

Ryan McCaffrey: It’s a hit over there. Elon has commented on X that there’s no indication, no plan, that it’s coming over here. Why wouldn’t you guys bring it over here if you’re seeing that kind of interest in it in the Chinese market?

Franz von Holzhausen: I think we still have a third-row vehicle here with Model X, and you can get a third row in the Model Y. I think, again, the Model Y is really successful as it is right now and just adding that extra pain point at the moment maybe makes sense, maybe it doesn’t. We’re still looking at it.

Ryan McCaffrey: You mentioned third row in the Model Y, not at this exact moment, but that was actually on my list. So when you and Lars went over to see Jay Leno beginning of the year, when the new Y was just launching, I think it was Lars had mentioned to Jay, “Oh, the performance and third-row seven-seater version, pardon me, was on the way this year.” Should we be on the lookout for the seven-seat Y soonish?

Franz von Holzhausen: I’ll have to get back to you on that.

Ryan McCaffrey: Oh, classic Franz dodge. You know, you’ve already introduced a couple of new variants this quarter, so maybe next year, I should bother you again.

Franz von Holzhausen: Model Y Standard is a great product. Think that’s, you know, that was a really interesting exercise in making a more affordable product but not taking value out of the car—not taking this idea that we’re just stripping the car to its bare minimum and you get ripped off when you get this product. We want to make sure you have a great experience. You know it’s got a different center console, which is something we started with Model S, and we see that trend moving around through different manufacturers as well. It’s really a space that you can put anything-

Ryan McCaffrey: Yeah, a handbag or whatever.

Franz von Holzhausen: Yeah, so that’s proven to be really popular, and there’s a lot of climates where the textile seats are going to be wildly popular, especially in warmer southern climates where out not-leather is sometimes, people are complaining about that. You know, I think it’s a good, modern-looking vehicle.

Ryan McCaffrey: Hopefully you wouldn’t take offense if I told you that I genuinely, I think the front end looks better. It just looks a little sporty, a little more aggressive to me, without the light bar.

Franz von Holzhausen: It does have the kind of more traditional headlight arrangement that we’re familiar with in the automotive environment. And I think with the Model Y you know that new facelift, we really wanted to you know start to look at something that was fresh on the roads and unique that didn’t have the normal- you know it’s the same as Cybertruck, it doesn’t have the quintessential face elements—it really looks kind of futuristic because of that. We wanted to bring that same thing to Model Y, and I think it was successful, and I think Model Y is great, but we wanted to have a differentiation between the standard version and the premium version. I think the standard version has a really modern feel to it—really super clean. I love how clean and almost stoic it is, even though it has that kind of traditional vibe to it. It’s just really pretty minimal, even though the body sides are more sculptural in the original Y, the front and rear end are really nicely integrated in a much more modern way. We got rid of a lot of the baby fat out of the original model line—the chubby cheeks.

Ryan McCaffrey: Same as the 3, right? The 3 really leaned out too.

Franz von Holzhausen: Yeah, and now you can see kind of a cousin relationship between the standard Y and the current Model 3.

Ryan McCaffrey: And how about Model Y Performance is a thing now since you and I last talked. What were sort of the design exercise for you there?

Franz von Holzhausen: Model Y Performance, to me, is kind of really geared around the person who enjoys the journey to the hobby or the sport or the thing that they really love doing, that they pour a lot of energy, thought, and time into. They’re dedicated to the type of equipment that they bring—whether it’s skiing, snowboarding, hiking, they’re into the real specifics on it and are kind of over and above the normal person I would say. Model Y Performance is really around the person who enjoys that journey to get to the thing that they really love. So, they have now a product that they can enjoy getting there. It’s tailored to the carving turns, or the acceleration bursts, or the kind of euphoria they have when they imagine themself like skiing down a hill or snowboarding or whatever. The car is kind of tailored to that—it’s not about arriving to the destination, it’s about the journey to it, and you care just as much about that part as you do the thing that you’re going to be doing when you get there.

Ryan McCaffrey: Would you describe me the Model 3 Performance owner the same way?

Franz von Holzhausen: In a way, yeah. Exactly like you—enjoy the journey as much as the destination, and you care about that experience as much as you do you care about the experience once you arrive. So, both of those vehicles, both Performance, are tailored to the person who thinks like that.

Ryan McCaffrey: Literally anytime I’m having even the slightest bit of a bad day, if I’m stopped in the car and have a safe opportunity to slam the accelerator, it is genuinely like a physical reaction of I can’t help but smile.

Franz von Holzhausen: But I think the best part about these, they may be the performance versions, but they do all the other things a Model Y does extremely well. You can still use it as a Swiss Army knife—it’s incredibly capable on the utilitarian side as well. We didn’t give up any of that aspect that makes the current Model Y great, or Model 3 great, from that perspective.

Ryan McCaffrey: Are you still dailying Cybertruck, or what are you dailying right now?

Franz von Holzhausen: I’m trying the Model S, but yes, I go back and forth between Cybertruck and the new Model S Plaid. Model S is like near and dear to my heart— you know it’s been around for so long.

Ryan McCaffrey: You’ve always said that’s your favorite whenever I ask you.

Franz von Holzhausen: It’s always the next thing is my favorite, but in terms of like picking something to drive, I think that has like, you know the new Plaid with the improved seats-

Ryan McCaffrey: Front end?

Franz von Holzhausen: It’s a great overall car. I find it hard to find any other car that’s better. I love the Cybertruck ride and dynamics of the rest of Cybertruck. I think that’s pretty unparalleled. Like the Cybertruck in a way, is just a bigger Model Y—it’s a bigger Swiss Army knife. At a moment’s notice, it can do anything which it’s really hard to find a vehicle that can do that like in a split second. It can be you know a completely different type of vehicle and manage all of it gracefully, and all of it in a way that you can actually enjoy it and have fun. From you know, the bed doubles as a huge trunk and can take luggage or whatever. And then, in the next moment, it can go to Home Depot or out on the farm and like pile stuff in it and beat almost any car off the line in a race. I don’t know. It’s a great all-around, does everything well in a moment’s notice. I think that’s kind of the way to put it.

Ryan McCaffrey: You rocking that new Frost Blue on that new plaid of yours?

Franz von Holzhausen: Yeah, the Frost Blue is great. I think, you know. Colors are always something that we talk about-

Ryan McCaffrey: Yes, you know I love asking about it.

Franz von Holzhausen: The Frost Blue is really a color that we’ve been working on for a while.

Ryan McCaffrey: I think you told me the story last time of you wrapped a Y and you were running around with it-

Franz von Holzhausen: Yeah, we wrapped a Model S and developed a car based off- we developed the car the color for the wrap. It just proved, like hiding in plain sight, and getting a lot of responses and proved really popular and so we were like oh we got to make a paint.

Ryan McCaffrey: Still no Glacier over here, though.

Franz von Holzhausen: Yeah, Glacier’s a challenging color to paint, and so not all our factories are not set up with a paint shop that can handle it. So, I think frost is a really good option.

Ryan McCaffrey: It’s interesting. I wonder if you’ll indulge in that for 2 seconds, Quicksilver was originally a Giga Berlin exclusive. For what at the time was the same reason. But now we’ve got Quicksilver everywhere. Are all the paint shops trying to be-

Franz von Holzhausen: Everywhere except on S & X. The Fremont paint shop is slightly different, and we can’t put Quicksilver into that shop.

Ryan McCaffrey: Oh, so wait all the Quicksilver- no. Cause there are Quicksilver threes come out of-

Franz von Holzhausen: Yes, but they’re in a different paint shop. There are two paint shops,

Ryan McCaffrey: So, Glacier Blue still kind of maybe for the future, and the rest of the world.

Franz von Holzhausen: Yeah. Glacier Blue is a great color too; it just accentuates the form. I think the highlights on it are really crisp and clean. We have a lot of blue colors.

Ryan McCaffrey: Another new one, too, that I haven’t even- as of the 7th, it came out right when I published last week’s episode over in Europe. Another new blue over there.

Franz von Holzhausen: Another dark blue. I think the European team saw that dark blues resonate well over there, so we developed a really great blue that has a beautiful flash in the sunlight but looks really sophisticated and is slightly darker on the more normal cloudy days.

Ryan McCaffrey: So, looking like Midnight Cherry Red indeed retired, which I know I brought up last time.

Franz von Holzhausen: Possibly, but no color is truly retired.

Ryan McCaffrey: I think Signature Red I guess maybe would be an exception to that—that was specifically limited to the first 1,000 S and X.

Franz von Holzhausen: Oddly enough, I think Signature Red might be the color, of all the colors that we develop, the one with the least, the smallest amount of take.

Ryan McCaffrey: I had sent along, I don’t know if you got, I had tried to assign you some homework for this interview-

Franz von Holzhausen: I brought some notes.

Ryan McCaffrey: Oh good, okay. We might as well just do it now while we’re talking.

Franz von Holzhausen: Let’s see if we correspond.

Ryan McCaffrey: So, this may be of no interest to anyone but me, but I guess if I’m something of a Tesla historian, I was always curious A. what the rarest color is, and I’ll give you a guess before you give me the answer. Cause I think the answer is going to be Brown Metallic from the old Model S days. Because I see everything in the bay area at home. And I see green more often than brown. But I was always just curious how many Signature Reds exist since it was limited to begin with. And can I guess before you give me the real answer?

Franz von Holzhausen: Yeah, let me see if I can. Yeah, okay.

Ryan McCaffrey: Cause I’m going to guess that maybe a third of those 1,000 S and X buyers of Signature Series, I’m gonna say maybe are there 700 total Signature Reds?

Franz von Holzhausen: It’s pretty close from the info that I have.

Ryan McCaffrey: Okay

Franz von Holzhausen: The most rare color is Signature Red

Ryan McCaffrey: It is, okay.

Franz von Holzhausen: By just a few cars. And Brown is next.

Ryan McCaffrey: So, I’m not completely off base here.

Franz von Holzhausen: No, not at all. It was just over 800 Signature Reds.

Ryan McCaffrey: Signature Reds. That’s cool.

Franz von Holzhausen: But oddly enough, we did six, I’ll call unicorn one-off colors at one point. And so, there’s-

Ryan McCaffrey: That’s right. George R.R. Martin has one of them. It’s purple. Your old paint shop manager. I actually saw this car once, when I was visiting an employee friend of mine in Freemont. It was just in the parking lot, so I wasn’t breaking any NDAs. It was the old paint shop manager had like this lime green Model S, right?

Franz von Holzhausen: Yep. We called it lime green.

Ryan McCaffrey: So back then, you could pay $15,000 and get any color.

Franz von Holzhausen: Yeah, so I did one too. Electric Blue.

Ryan McCaffrey: Oh really? Where’s that car now?

Franz von Holzhausen: It’s here in Santa Monica. And yeah, there’s six of them: there’s the blue, the lime green, there’s a burnt orange, there’s a pink.

Ryan McCaffrey: Wow

Franz von Holzhausen: And then there’s another one called grabber blue, and the purple one you mentioned. Those are the true unicorns one-of-ones that are out there.

Ryan McCaffrey: True unicorns.

Franz von Holzhausen: Hopefully, they’re still all alive.

Ryan McCaffrey: I hope so.

Franz von Holzhausen: I would imagine that people kept them alive.

Ryan McCaffrey: I appreciate you sharing that like honestly because that’s like technically internal Tesla data, and I wasn’t sure if you were going to break that out for this, but there you go. So about 800 Signature Red total.

Franz von Holzhausen: Yeah, just over it.

Ryan McCaffrey: That’s pretty cool. And indeed, brown up next.

Franz von Holzhausen: I think yeah, brown is- I feel like I see more Sig Red cars, older cars, than I do brown. Brown for me is really- brown with the aero wheel. If you remember the aero wheel. That combination is too unicorn—there’s a handful of those.

Ryan McCaffrey: Not a big fan myself of that particular wheel design, no offense.

Franz von Holzhausen: But efficient. It did the job.

Ryan McCaffrey: Yes, obviously it was, 265 miles on the original.

Franz von Holzhausen: There’s a balance between efficiency and small wheel design.

Ryan McCaffrey: Let’s see here I wanted to get back to the wheel covers for Standard 3 and Standard Y. Obviously we got a couple new wheel designs. How many iterations does that go through before you finally land on one? Oh, you’re just, he’s really his eyes back from-

Franz von Holzhausen: On those wheels, that was an interesting one because it’s really just a one-piece wheel.

Ryan McCaffrey: So, like does it even, this is an ignorant question, so I apologize if this is just dumb. Does the design on an aero one-piece cover even matter too much in terms of the efficiency? Or is it all-

Franz von Holzhausen: It does. We’re trying to find the balance between something that’s not just a flat disk. Although on Cybercab, the flat disk is actually quite cool.

Ryan McCaffrey: It fits the car.

Franz von Holzhausen: It fits the car. But you know, that’s a much more modern and all new design and to think the standard cars, people call it refresh. I think you know we wanted to get something that had some character and had some dimension to it, and didn’t look like a flat piece of plastic on the side.

Ryan McCaffrey: Thanks for making them dark color, by the way. That just looks better. I think you ask nine out of ten people.

Franz von Holzhausen: I think there’s camps of people that like light wheels and dark wheels. The caps to me, with just enough texture, and if you notice we put texture into them as well to kind of catch light and make them a little more dramatic. I think they blend into the tire and create more of a mono volume. We went through a lot of iterations.

Ryan McCaffrey: So, you’re talking about the challenges of doing the Standard Y and Standard 3, you don’t want to take out too much of the car, but you need to bring the price down. So, like were you able to take any learnings from the Cybertruck long-range rear-wheel drive and that? Cause that-

Franz von Holzhausen: I think they’re different projects. The Standard Model Y. There are ideas that we had going into developing Model Y that we brought back out as we were developing it. So, I think some of it was just looking at how do we create a new fresh experience in the car, and I think bringing some of these ideas that we had previously to light. It was kind of a fun exercise, and it’s a little pressure to like screw around with the world’s best-selling vehicle—because any little thing you do could totally tip it sideways. And so, we were conscious of that, and we wanted to show that we were making the right moves. But I think what we were able to achieve is potentially kind of in my opinion, I think you get more than what you pay for in a way. I think it still feels potentially more premium than the price point so in terms of just the overall balance of the car.

Ryan McCaffrey: What was the most challenging part of it? Because obviously, you’re working under more of a- I guess a lack for a better term- a cost constraint of we could use this material or this material but this one costs more and we’ve got a price objective. So, for your team- obviously Lars’ team has their own challenges with that- what’s design team’s biggest challenge with the Standard 3 and Standard Y?

Franz von Holzhausen: I think like the materiality of the interior is always challenging and we want to make sure that we still felt like it was a premium experience, and we know the price point of the car we wanted to make sure that we’re still delivering a high caliber high level feel even though we’re using alternative materials to our standard vegan leather products. So, the textiles were a good exploration. You’re seeing textiles show up in the interiors across the board of our cars. I think expanding on that was super fun because it was another texture to bring into the interior instead of just having monolithic, similar material. And you know trying to guess which is plastic and which is TPU or something. And so, in a lot of aspects, the textiles feel more premium than the vegan leather.

Ryan McCaffrey: I just remembered. There was the one other bit of homework, and I’m not sure if you got it. I had asked you last time. If we remove price from the equation, which the Model 3 Performance and Model Y Performance now do, the paint colors are all just included, what’s the most, what do people choose the most? Did you happen to get that?

Franz von Holzhausen: I don’t know that, but historically, I think the Pearl White is still the most popular color.

Ryan McCaffrey: Interesting. And that’s normally an upcharge on that?

Franz von Holzhausen: Yes. It’s a great white.

Ryan McCaffrey: I believe it’s now the last of the original colors that hasn’t been changed out.

Franz von Holzhausen: And I think it still looks incredibly appropriate on our products. I think it’s just a great all-round color.

Ryan McCaffrey: I’m going to pivot here in the last few minutes—Tesla Diner. We were talking about this before for a minute before we got started. I’ve had the pleasure of going a couple of times.

Franz von Holzhausen: We should do this next time there.

Ryan McCaffrey: Let’s do it, absolutely. That would be an awesome way to do it. So, you did the unofficial ribbon cutting. You’ve been over there a bunch of times. I’ve had listeners say, “Oh, I saw Franz over at the diner.” You and your team were obviously heavily involved in the design. How are you feeling about the diner, three or four months later at this point?

Franz von Holzhausen: The diner is settling into its normal mode. And so, like we were saying before, one of the things I’m excited about is we’re starting to bring more healthy products to the menu. In the next couple of weeks, I think you’ll start to see some exciting new things emerging on the menu that aren’t going to make wait times longer or anything like that. We have the staples—the burger, things that you’ve tried, the grilled cheese, those will remain as diner favorites. But, I think, we also want to look at what Sustainable Abundance means in the food sector. We’re new in food, but I think we can apply the same metrics to providing food that is efficient, is healthy, keeps you productive, and ideas around the menu that just fit into the overall model of what Tesla stands for.

Ryan McCaffrey: Are you meeting with Chef Greenspan? I believe that’s his name; I’m blanking on the gentlemen’s name. Are you meeting with his team on a regular basis?

Franz von Holzhausen: I meet with him. He’s no longer part of the team, but that’s okay. We’re still moving forward, and I think he was great at bringing the diner up to where it is now, but we’re moving and adding some elements. I think I’m just excited with the team that’s there. We’ve kind of hit our groove and it’s a really great balance between you know, whether you’re in a Tesla or not, you can go, charge up, recharge. We have some great breakfast items coming now. I’m just excited to see where that’s going and hopefully, we’ll be rolling out more of them in the near future.

Ryan McCaffrey: Yeah, in my two experiences so far—I really liked the vibe. It’s like an unquantifiable almost nonsense thing to say, but it feels just feels like a welcoming, like everybody here has something fun in common in that they drive a Tesla or another EV. There’s that kind of common ground.

Franz von Holzhausen: In the same way like, we design our vehicles and the UI and experiences that you have with them, they’re kind of efficient but fun, there’s a sense of humor with it. I think you get all of that at the diner as well. We’re excited to continue to just expand on how we do great food, just as we do great products.

Ryan McCaffrey: So, yes, there will be more diners and more locations?

Franz von Holzhausen: I hope so, yeah.

Ryan McCaffrey: I have to put in a good word for the San Francisco Bay Area. We’ve got a big, big, big Tesla community up there, big EV community.

Franz von Holzhausen: No lack of opportunity for sure.

Ryan McCaffrey: Ah, Cybercab— I’ve got a million questions, and I’ll have to come back again.

Franz von Holzhausen: We can go a few minutes.

Ryan McCaffrey: You did a short segment on CNBC not too long ago that I caught. You mentioned of course, as is pretty normal with Tesla, you tend to ship the prototypes largely how they are, unlike most manufacturers where the concept looks nothing like what you take home.

Franz von Holzhausen: Yeah, I think just part of the process that we do is really, if we’re going to show something, show what you can actually get. We want to make what you can actually get better than what we showed. That same process can happen with Cybercab. It is happening with Cybercab.

Ryan McCaffrey: That’s what you mentioned on CNBC segment— you said, “well yeah, the minor improvements.” So, what are you still kind of dialing in on the design side?

Franz von Holzhausen: Oh, I mean I think we’ve been designing it to meet the wear and tear of putting a vehicle into operation like that, and having multiple rides per day, and the use case for that. And so just make sure we have a robust material story— we’ve been focusing on how to get a carpet on the floor that can clean easily, that hides dirt, that doesn’t look like a disaster after one five-minute ride. Aero efficiency, overall efficiency on that just means less charge time, more uptime. We’re constantly working on, we tweak the aero side of the vehicles right to the bitter end, just eking out every tenth of a mile in terms of range possible, and so we’ve been doing that on the vehicle. But, by and large, the vehicle you saw at the 10/10 event, you’ve seen kind of here and there as we’ve showcased those same vehicles, is essentially the same product. I mean it like there’s nothing dramatic, no big dramatic change— in fact I think it’s become slightly more mature and more robust.

Ryan McCaffrey: Presumably, those will deploy first in Austin, San Francisco Bay Area—the places where Robotaxi is already happening?

Franz von Holzhausen: I think that’s the plan.

Ryan McCaffrey: I’m sure you’ve gone to Austin or come up when you’ve been up by me. How have your Robotaxi experiences been—not having the car do everything?

Franz von Holzhausen: It’s great. It really showcases the future of transportation. I think now you’re in a space where you can have private conversations, enjoy the space for yourself, as opposed to sharing it. All the benefits that come with that. I think it really just shows how far we’ve come with the technology and how safe you feel—almost immediately you get in and relax.

Ryan McCaffrey: I’ve had several rides so far. In California, regulation there’s someone in the driver’s seat, but in my experiences they’ve yet to intervene. The car is doing all the work. And I’ve been not shocked, it’s almost, it’s just been uneventful, so it like oh there’s really, when I go on the podcast, it’s like I don’t really have much to say about this, it just did what it needed to do.

Franz von Holzhausen: In a weird sort of way that’s kind of what you want.

Ryan McCaffrey: Since you and I last spoke, S&X got a slight update. I’ve been poking you about that and you did the Franz thing and played the cards close to your chest.

Franz von Holzhausen: I think it’s a super nice improvement to the car.

Ryan McCaffrey: I love the front end. I actually like the rear end with on the Plaid specifically.

Franz von Holzhausen: I think you know now Model S Plaid versus the long range has a unique character, right?

Ryan McCaffrey: Same way that my Model 3 Performance, I like how my Model 3 Performance, from any angle now is very clearly a performance compared to any other Model 3.

Franz von Holzhausen: Your Model 3 Performance has a slightly better stance. The aero of the tires is slightly better, the stagger is great, and it has unique front and rear. It feels different—you feel like you got your money’s worth, I hope. We want Model S Plaid to kind of take on that same thing: unique front end, slightly better stance, big carbon ceramic brakes, new wheels. For me, it’s probably the best version of Model S we’ve ever made. And it’s just so nice to drive.

Ryan McCaffrey: When you and Lars brought the new Plaid over to Jay Leno, something that made air that I just wanted to just ask you about, one of you mentioned the Plaid has carbon ceramic brakes as default, like when your just buying the car, but that’s not the case. Did a plan change there?

Franz von Holzhausen: No, nothing. I think we were excited about it probably cause they were on the car.

Ryan McCaffrey: Yeah, that makes sense. So, I would say, a lot of people were maybe hoping or expecting for some bigger changes on S & X with this last this last little refresh— you know steer by wire. Elon had always said that S & X were the technology leaders, but also realistically, S, X and Cybertruck are about 3% of Tesla’s overall sales.

Franz von Holzhausen: So, the energy needs to go in the place where it really makes the biggest impact.

Ryan McCaffrey: I guess the question would be how do you look at S & X these days, and sort of, what do those cars look like 5 years from now on the outside but also on the inside?

Franz von Holzhausen: I think S & X have had, they both have, incredible tenure—their lifespan has far exceeded anybody expectations. They still look incredibly modern on the road today. The current iterations are the best, most comfortable, both inside and outside, with great modern amenities. We’ll continue to build on that ethos and see where it goes.

Ryan McCaffrey: Alright, last thing—it wouldn’t be a Ryan McCaffery interview of Franz von Holzhausen without asking about the new Roadster, which we continue to wait for. Once this most epic product demo ever, that your boss talked about happens, well A is that still this year? Can you give an update on when we can expect to see this?

Franz von Holzhausen: We’re planning on this year.

Ryan McCaffrey: Great, that makes me feel good. Once that demo happens, what’s the timeline for that car after that? Is there an unofficial 18–24 months, cause you’re not going to show it again and then it’s going to sit to be another eight years?

Franz von Holzhausen: We’ll move more quickly into having salable product than we did last summer.

Ryan McCaffrey: Can I pin you down any further than that? Within two years?

Franz von Holzhausen: Definitely within two years.

Ryan McCaffrey: We’re coming up on, I told Lars this, we’re coming up on the 20-year anniversary of the original Roadster. I’m not really looking for the new one to be a 20th anniversary—2027 would be good.

Franz von Holzhausen: Good things come to those who wait, right?

Ryan McCaffrey: Well, I don’t doubt that. Last question and I’ll make it another paint question. Can we expect the new Roadster to have its own complete unique set of paint options relative to the four painted Teslas?

Franz von Holzhausen: I think that’s doable.

Ryan McCaffrey: Good, I like that. That’ll make it extra fun.

Franz von Holzhausen: Yeah, I mean, I’m excited to just showcase the new Roadster for a lot of different reasons. I think the wait will be worth it.

Ryan McCaffrey: Alright last thing— and I feel like I can ask you this now that we’re on interview #4, tell me one thing about Franz von Holzhausen, the guy outside of work. What do you like to do for fun? Do you have any pets? Just give me a quick little, I don’t want to pry into your whole personal life, just let me into your world tell us a little bit about the guy outside of these walls.

Franz von Holzhausen: I have two kids, two boys. They’re growing up in a world where they’re not actually very excited about driving.

Ryan McCaffrey: Neither is my 14-year-old daughter by the way.

Franz von Holzhausen: They just, they don’t think about it, they’re not really into cars at all, their social experience with friends is completely different than mine was when I was their age, maybe yours as well. For me, a car was freedom and escape and get to go see your friends. Now, they see their friends on FaceTime or are chatting with them constantly. For us, it was like this thing you had to dial, and you had to be standing at the wall waiting for somebody to call you. It’s been fun seeing the world a little bit differently through their eyes. The world we’re creating with autonomy will cater to where their headspace is and kind of what their vision of social interaction is. They’re actually super excited about it. They’re like, “When can we get a Cybercab? Then we can go to school or go visit our friends, or ride around.” That’s different than sneaking out in the middle of the night, trying to learn how to drive at 12 or 13. I spend a lot of time with them, and it’s super enjoyable.

Ryan McCaffrey: Love it. Franz von Holzhausen, the one and only member of the Ride the Lightning Four Timer Club.

Franz von Holzhausen: Wow, my gosh, you’re kidding. Wow.

Ryan McCaffrey: Gotta get, tell Elon to come back in, get Lars to come back in.

Franz von Holzhausen: Of course. You’ll be sick of talking to all of us.

Ryan McCaffrey: It’s always a genuine privilege. I know I’m just trying to speak on behalf of the Tesla community: again, I love your work, we love your work. Thank you for letting me in here to do this.

Franz von Holzhausen: Of course. And if I can say one last thing: get out there and vote.

Ryan McCaffrey: Yes.

Franz von Holzhausen: Vote your shares.

Ryan McCaffrey: Vote your shares

Franz von Holzhausen: It’s super important. We need Elon, this doesn’t happen without him, so go make that happen.

Ryan McCaffrey: Perfect.

Franz von Holzhausen: That’s my plug.

Ryan McCaffrey: That’s a good plug. That’s what we’re here to do. Go out and vote. Thank you, Franz.

Franz von Holzhausen: Awesome.

Bill Daniels (Voice of Knight Industries 2000/KITT): You’re listening to Ride the Lightning, the Tesla unofficial podcast. Happy electric motoring.

[…]

Exhibit 3

Cathie Wood
@CathieDWood

Isn't it sad, if not damning, that institutional shareholders rely on proxy firms to tell them how they should vote?Index funds do no fundamental research, yet dominate institutional voting. Index-based investing is a form of socialism. Our investment system is broken.

> **ARK Invest** @ARKInvest · Oct 17
>
> Having previously called the Delaware court's decision "un-American," @CathieDWood continues to defend Elon Musk's 2018 pay package and urges the appeals court to "do the right thing" in a new "The Brainstorm."
>
> Watch now!

11:12 PM · Oct 19, 2025 · **5.8M** Views

245 499 4.6K 255

Romain Hedouin - Unit Police
@RomainHedouin

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If Tesla's market capitalization only reaches $2T within the next 10 years, the proposed pay package would pay the CEO roughly $20,000,000,000 for this "achievement"

This would be roughly 3.8% annual growth from today's share price (2T milestone / 1.38T current market capitalization)

That would barely beat inflation, and it would underperform the S&P 500 considerably

Sorry, Tesla, some of us (and supposedly, ISS too) simply don't think that underperforming the S&P 500 this much is worth paying somebody 20 billion dollars worth of company value

As a fan, I love Tesla, I want it to succeed
As a shareholder, I don't want Tesla to over-pay for its CEO
I strongly believe that the 2025 pay package proposal would over-pay for its CEO, and that other competent CEOs could grow Tesla just as much with way less political drama and cost investors much less that this proposal

> **Tesla** @Tesla · Oct 17
> ISS once again completely misses fundamental points of investing and governance.
>
> They recommended against compensation that shareholders have voted on twice before (and that Elon has already earned), as well as the 2025 CEO ...
> Show more

5:20 PM · Oct 18, 2025 · **984.2K** Views

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Elon Musk reposted

James Stephenson @ICannot_Enough

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To reach any of the 12 tranches in his proposed 2025 CEO stock compensation package, @elonmusk would need to grow $TSLA market cap by $0.6T... literally an order of magnitude more than any other Auto CEO has in 50 years.

Top 5 Automaker CEOs by Market Cap Growth During Tenure, past 50 Years
Market Cap Increase (USD)
$1400B
$1200B
$1000B
$800B
$600B
$400B
$200B
$0B
$1.4T
$0.06T
$0.045T
$0.04T
$0.03T
Elon Musk Tesla 2008-2025
Alan Mullaly Ford 2006-2014
Mary Barra GM 2014-2025
Akio Toyoda Toyota 2009-2023
Euisun Chung Hyundai 2018-2025
Source: Grok

Elon Musk @elonmusk · Oct 19

Replying to @RomainHedouin

Tesla is worth more than all other automotive companies combined. Which of those CEOs would you like to run Tesla?

It won't be me.

12:32 PM · Oct 19, 2025 · **1.5M** Views

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